News Announcement

IntegraMed® Moves Q3 Earnings Release

and Conference Call to November 5

PURCHASE, NY — October 29, 2009 -- IntegraMed America, Inc. (NASDAQ: INMD), the nation’s leading manager of specialty outpatient healthcare facilities in the emerging, technology-focused medical niches of fertility and vein care, today announced that its 2009 third quarter earnings release and scheduled conference call have been moved to Thursday, November 5th. Earnings will be issued pre-market and the conference call will take place at 10:00 a.m. EST. The Company previously planned to release its earnings and host its conference call and webcast on October 30.

IntegraMed is moving its earnings date and conference call in order to provide additional time for the Company and its independent auditors to complete a review of the recognition of a portion of deferred revenue within the Company’s Consumer Services segment. The contemplated treatment is expected to reduce deferred revenue as of December 31, 2008 by approximately $2.4 - $3.0 million and will cause that amount to be recognized in 2008 and prior periods. Recognition of the deferred revenue is not expected to affect previously reported 2009 financial information, nor is it expected to impact future periods. IntegraMed plans to discuss the reasons for the accounting treatment change on its third quarter conference call.

Updated details of the Company’s conference call and webcast follow:

Conference Call:	Thursday, November 5th, 2009 at 10:00 a.m. EST
Dial-in Number:	(866) 395-2657 or (706) 902-0717 (International)

Live Webcast/Replay:	Available at http://www.integramed.com or at www.earnings.com for 30 days.

Replay Number:	(800) 642-1687 or (706) 645-9291; Access#37103590

Call Replay Until:	Thursday, November 12, 2009

About IntegraMed America, Inc.

IntegraMed America, Inc. manages highly specialized outpatient facilities in emerging, technology-based, niche medical markets and is the leading manager of fertility centers and vein clinics in the United States. IntegraMed supports its provider networks with clinical and business information systems, marketing and sales, facilities and operations management, finance and accounting, human resources, legal, risk management and quality assurance services. IntegraMed also offers treatment-financing programs for self-pay patients.

IntegraMed’s fertility network is the nations largest fertility network, comprised of 36 contracted centers with over 100 locations in 31 states and the District of Columbia. Nearly one of every four IVF procedures in the U.S. is performed in an IntegraMed network fertility practice. The IntegraMed Vein Care network is the leading provider of varicose vein care services in the US, operating 34 centers in 13 states, principally in the Midwest and Southeast.

For more information about IntegraMed please visit:

www.integramed.com for investor background,

www.integramedfertility.com for fertility, or

www.veinclinics.com for vein care

Investors:	Media/Investors:
John W. Hlywak, Jr., EVP and CFO	Norberto Aja, David Collins
IntegraMed America, Inc.	Jaffoni & Collins Incorporated
jhlywak@integramed.com	inmd@jcir.com
914-251-4143	212-835-8500

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